CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement of Trico Marine Services, Inc. on Form S-8 of our reports dated February 12, 1997, except for the third paragraph of Note 15 to which the date is June 9, 1997, on our audits of the consolidated financial statements and financial statement schedule of Trico Marine Services, Inc. and Subsidiaries, as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995 and 1994, appearing in the Company's Form 8-K/A dated December 2, 1997.


                                /s/ Coopers & Lybrand L.L.P.
                                    Coopers & Lybrand L.L.P.

New Orleans, Louisiana
January 8, 1998